UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 9, 2022

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Liberty Avenue, Union, New Jersey 07083

(Address of principal executive offices) (Zip Code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $.01 par value	BBBY	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sale of Equity Securities

On November 9, 2022, Bed Bath & Beyond Inc. (the “Company”) announced that it has entered into a privately negotiated exchange agreement with an existing holder of its 4.915% Senior Notes due 2034 (the “2034 notes”) and 5.165% Senior Notes due 2044 (the “2044 notes”). The existing holder owns approximately $9.5 million aggregate principal amount of 2034 notes and $22.0 million aggregate principal amount of 2044 notes (collectively, the “exchange notes”). Pursuant to the exchange agreement, Bed Bath & Beyond will issue an aggregate of approximately 2.8 million shares of common stock to the existing holder, consisting of the issuance of (a) 1.8 million shares in exchange for the exchange notes, (b) 0.1 million shares in satisfaction of accrued and unpaid interest on the exchange notes, and (c) 0.9 million shares in exchange for a cash payment from the existing holder of $3.5 million (the “transaction”). Following the closing of the transaction, the exchange notes will be cancelled and no longer outstanding. The proceeds of the private placement of common stock will be used for general corporate purposes. The transaction is expected to close on or about November 14, 2022, subject to customary closing conditions. This transaction is exempt from registration under Section 4(a)(2) and Rule 506(c) under the Securities Act of 1933. The Company relied on these exemptions from registration based in part on the nature of the transaction and the various representations made by the parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: November 9, 2022	By:	/s/ Laura Crossen
Laura Crossen Interim Chief Financial Officer